BLACK DIAMOND, INC.

EXHIBIT 21.1

SUBSIDIARIES OF BLACK DIAMOND, INC.

The following are subsidiaries of Black Diamond, Inc. as of December 31, 2012 and the jurisdictions in which they are organized.

Company	State or Jurisdiction of Incorporation/Organization

Everest/Sapphire Acquisition, LLC	Delaware

Black Diamond Equipment, Ltd.	Delaware

Gregory Mountain Products, LLC	Delaware

Black Diamond Retail, Inc.	Delaware

Black Diamond Equipment AG	Switzerland

Black Diamond Equipment Asia Ltd.
(a/k/a Black Diamond Sporting Equipment
(ZFTZ) Co. Ltd.)	China

BD European Holdings, LLC	Delaware

Ember Scandinavia AB	Sweden

POC Sweden AB	Sweden

POC Austria	Austria

POC France	France

POC USA LLC	Delaware

ADMIN BG Holding GmbH	Austrian

PIEPS Holding GmbH	Austrian

PIEPS GmbH	Austrian

Pieps Corporation	California

PIEPS Service LLC	Delaware